UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 30, 2026

TEN Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42515	99-1291725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1170 Wheeler Way Langhorne, PA	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	1.800.909.9598

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	XHLD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On January 30, 2026, Mr. Naoaki Mashita, a member of the Board of Directors (the “Board”) of TEN Holdings, Inc. (the “Company”), notified the Board of his resignation as a member of the Board, including his role as the independent Chair of the Board, effective immediately. Mr. Mashita’s resignation was not due to any disagreement with the Company, its management, or the Board on any matter relating to the Company’s operations, policies or practices.

Appointment of Directors

On February 2, 2026, the Board appointed Ms. Christina Maldonado, effective immediately, to fill the vacancy on the Board created by the departure of Mr. Mashita. Ms. Maldonado will serve on the Board until the Company’s 2026 annual meeting of shareholders or until her successor is duly elected and qualified or her earlier resignation or removal. The Board also appointed Ms. Maldonado to serve as a member of the Audit Committee of the Board (the “Audit Committee”) and the Compensation Committee of the Board (the “Compensation Committee”). Ms. Maldonado will serve as Chair of the Compensation Committee.

As compensation for service as a non-employee director Ms. Maldonado will receive an annual cash retainer of $10,000.

The Company also entered into its standard form of indemnification agreement with Ms. Maldonado, pursuant to which the Company has agreed to indemnify Ms. Maldonado to the maximum extent of the coverage permitted by applicable law.

There were no arrangements or understandings pursuant to which Ms. Maldonado was appointed as a director, member of the Audit Committee or Compensation Committee and, since the beginning of the Company’s last fiscal year, Ms. Maldonado has not engaged in any transaction with the Company that would be reportable as a related person transaction under Item 404(a) of Regulation S-K.

The Board has determined that Ms. Maldonado will be “independent” as defined under applicable NASDAQ Marketplace Rules at the time of her appointment.

On February 4, 2026, the Board appointed Mr. Randolph Wilson Jones III, the Company’s chief executive officer and a member of the Board, to be the Chair of the Board. Since Mr. Jones is not considered independent under applicable NASDAQ Marketplace Rules, the Board appointed Ms. Maldonado to serve as the Lead Independent Director of the Board.

Item 8.01 Other Events.

On February 2, 2026, the Board established the Compensation Committee and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), both of which are composed of the independent directors of the Board in accordance with NASDAQ Marketplace Rules. Pursuant to the applicable transition periods under NASDAQ Marketplace Rules, Ms. Maldonado is currently serving as the sole member of the Compensation Committer and Mr. Gan Yong Sheng is serving as the sole member of the Nominating and Corporate Governance Committee. The Board also appointed Mr. Gan Yong Sheng to serve as the Chair of the Nominating and Corporate Governance Committee.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished or filed with this report, as applicable:

Exhibit No.	Description
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEN HOLDINGS, INC.

Date: February 5, 2026	By:	/s/ Randolph Wilson Jones III
Randolph Wilson Jones III Chief Executive Officer and Director